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                                                                    EXHIBIT 99.2

                               FRANKLIN COVEY CO.
                          2200 West Parkway Boulevard
                        Salt Lake City, Utah 84119-2331

                                                        , 1999

Dear Franklin Covey Shareholder:

    On behalf of the Board of Directors of Franklin Covey Co., we are pleased to provide details on our offer to shareholders of record as of the close of
business on       , 1999 of rights purchase one of our Series A preferred shares for every 27 common shares owned on that date at a subscription price of $100 per share.

    In connection with the offer, enclosed are copies of the following documents:

    1.  the prospectus relating to the subscription offer;

    2.  the subscription agreement pursuant to which rights may be exercised;
        and

    3. a return envelope addressed to Zions First National Bank, the subscription agent.

    The enclosed prospectus describes the subscription offering and the procedure to follow if you choose to exercise your rights. Please read the prospectus and other enclosed materials carefully.

    NEITHER FRANKLIN COVEY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO EXERCISE OR REFRAIN FROM EXERCISING SUBSCRIPTION RIGHTS OR, IF EXERCISED, AS TO THE NUMBER OF SERIES A PREFERRED SHARES TO PURCHASE. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS.

    YOUR PROMPT ACTION IS REQUESTED. THE EXPIRATION OF THE SUBSCRIPTION OFFERING
IS 5:00 P.M. MOUNTAIN TIME,       , 1999, UNLESS EXTENDED.

    To exercise your rights to subscribe for and purchase Series A preferred shares, you must complete and sign the subscription agreement and forward it, together with payment in full in an amount equal to the number of Series A preferred shares subscribed for multiplied by $100.00.

    The subscription offer is being made to all common shareholders of record as
of       , 1999 solely pursuant to the prospectus and the subscription agreement. The offer is not being made (nor will the exercise of subscription rights be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the offer or the acceptance of any exercise of subscription rights therein would not be in compliance with the laws of such jurisdiction.

    Additional copies of the enclosed materials may be obtained from the subscription agent by calling toll-free (800) 789-8833 or by contacting Richard Putnam, our Director of Investor Relations, at (801) 975-1776.

                                          Sincerely,

                                          --------------------------------------
                                          Robert A. Whitman
                                          Chairman of the Board and
                                          Chief Executive Officer